BIG 5 SPORTING GOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Preliminary and Unaudited)
(in thousands, except earnings per share data)

	As Previously	As Preliminarily
	Reported	Restated	As Previously Reported			As Preliminarily Restated
	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended			52 Weeks Ended
	December 28,	December 28,	December 28,	December 29,	December 30,	December 28,	December 29,	December 30,
	2003	2003	2003	2002	2001	2003	2002	2001
Net sales	$191,823	$191,823	$709,740	$667,469	$622,481	$709,740	$667,469	$622,481
Cost of goods sold, buying and occupancy	121,554	123,849	453,814	429,858	407,679	456,109	433,405	409,784

Gross profit	70,269	67,974	255,926	237,611	214,802	253,631	234,064	212,697

Selling and administrative	46,807	46,807	186,798	174,868	160,044	186,798	174,868	160,044
Litigation settlement	—	—	—	—	2,515	—	—	2,515
Depreciation and amortization	2,784	2,784	10,412	9,966	10,031	10,412	9,966	10,031

Operating income	20,678	18,383	58,716	52,777	42,212	56,421	49,230	40,107
Premium and unamortized financing fees related to redemption of debt	1,901	1,901	3,434	4,557	(2,662)	3,434	4,557	(2,662)
Interest expense, net	2,661	2,661	11,405	15,825	19,629	11,405	15,825	19,629

Income before income taxes	16,116	13,821	43,877	32,395	25,245	41,582	28,848	23,140
Income tax	6,189	5,269	17,587	13,313	10,280	16,667	11,855	9,423

Net income	$9,927	$8,552	26,290	19,082	14,965	24,915	16,993	13,717
Redeemable preferred stock dividends and redemption premium	—	—	—	7,999	7,284	—	7,999	7,284

Net income available to common stockholders	—	—	—	$11,083	$7,681	—	$8,994	$6,433

Earnings per share:
Basic	$0.44	$0.38	$1.16	$0.60	$0.54	$1.10	$0.49	$0.45

Diluted	$0.43	$0.37	$1.16	$0.57	$0.48	$1.10	$0.46	$0.40

Shares used to calculate earnings per share:
Basic	22,664	22,664	22,651	18,358	14,247	22,651	18,358	14,249
Diluted	22,832	22,832	22,753	19,476	16,090	22,753	19,476	16,090

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
(in thousands)

	As Previously Reported			As Preliminarily Restated
	December 28,	December 29,	December 30,	December 28,	December 29,	December 30,
	2003	2002	2001	2003	2002	2001
Assets
Current Assets
Cash	$9,030	$7,865	$9,030	$9,441	$9,441	$7,865
Merchandise inventory	179,555	163,680	179,555	169,529	169,529	163,680
Other current assets	16,539	9,698	16,539	11,442	11,442	9,698

Total current assets	205,124	181,243	205,124	190,412	190,412	181,243

Property and equipment, net	46,952	42,650	46,952	45,104	45,104	42,650
Other long-term assets	19,949	29,990	19,949	22,459	22,459	29,990

Total assets	$272,025	$253,883	$272,025	$257,975	$257,975	$253,883

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$76,004	$62,307	$84,788	$67,937	$74,426	$65,249
Other accrueds	54,717	52,643	54,147	49,708	47,058	51,451
Deferred rent	—	11,096	—	11,525	11,525	11,096
Long-term debt	—	153,351	—	125,131	125,131	153,351

Total liabilities	130,721	279,397	135,935	254,301	258,140	281,148

Preferred stock	—	58,911	—	—	—	58,911
Net stockholders’ equity(deficit)	29,964	(84,425)	24,750	3,674	(165)	(86,175)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$272,025	$253,883	$272,025	$257,975	$257,975	$253,883